Exhibit 99.1

FOR IMMEDIATE RELEASE

March 16, 2021	NYSE American – REI

RING ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020
RESULTS INCLUDING YEAR-END 2020 PROVED RESERVES
AND AFFIRMS 2021 GUIDANCE

--- Generates Free Cash Flow for Fifth Consecutive Quarter ---

The Woodlands, TX – March 16, 2021 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported operational and financial results for the fourth quarter and full year 2020 including Ring’s year-end 2020 reserves and affirmed 2021 guidance.

Highlights and Recent Key Items

•	Exceeded high end of guidance and sold 9,307 barrels of oil equivalent per day (“Boe/d”), or 856,271 barrels of oil equivalent (“Boe”) (86% oil), in the fourth quarter of 2020, despite no new wells coming online during the quarter;

•	Reported a net loss for full year 2020 of $253.4 million, or $3.48 per diluted share, and a net loss of $160.3 million, or $1.83 per diluted share, in the fourth quarter of 2020;

o	Reported Adjusted Net Income[1] of $20.7 million, or $0.28 per diluted share, for full year 2020 and Adjusted Net Income of $6.5 million, or $0.07 per diluted share, in the fourth quarter of 2020;

•	Generated Adjusted EBITDA[1] of $86.1 million for full year 2020 and $24.5 million in the fourth quarter of 2020;

•	Produced significant Free Cash Flow[1] of $39.7 million for full year 2020, including $12.7 million in the fourth quarter;

o	Remained cash flow positive for the fifth consecutive quarter even with the recent resumption of development drilling in Q4 2020;

•	Utilized Free Cash Flow and cash on hand to pay down $75 million of debt from the maximum amount drawn during full year 2020, including $47 million in the fourth quarter;

•	Performed eight conversions from electrical submersible pumps to rod pumps (“CTR”) in Q4 2020, and 29 CTR conversions in 2020, reducing future overall operating costs and diminishing costly workovers;

1 A non-GAAP financial measure; see “Non-GAAP Information” later in this release for more information including reconciliations to the most comparable GAAP measures.

•	Decreased lifting cost[2] by 8% to $10.52 per Boe for full year 2020 compared to $11.42 per Boe for full year 2019;

•	Reported year-end 2020 proved reserves[3] of 76.5 million barrels of oil equivalent (“MMBoe”), compared with 81.1 MMBoe at year-end 2019;

o	Additions, improved well performance and technical revisions led to net upward revisions of 1.3 MMBoe in 2020;

o	Reduced SEC pricing led to downward revisions of 2.7 MMBoe and production for 2020 was 3.2 MMBoe;

•	Completed public and registered direct offerings aggregating $20.8 million of gross proceeds with net proceeds of $19.4 million that provided the necessary liquidity to resume drilling operations;

•	In early December 2020, initiated a targeted Northwest Shelf drilling program of eight to ten wells that focuses on the Company’s most attractive drilling inventory in Yoakum County, Texas, in response to a rising oil price environment;

•	Appointed Paul D. McKinney as Chairman and Chief Executive Officer and welcomed new executive team and three new Board members during the fourth quarter of 2020; and

•	Affirmed full year 2021 sales volumes, operating expense and capital spending guidance.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We ended 2020 with strong fourth quarter operational and financial results, including sales volumes of 9,307 Boe/d that exceeded our guidance. The continued execution of our targeted CTR program and other high rate of return workover projects significantly contributed to our performance during the period. These projects reduce our operating costs and help stabilize our production levels. As a result of these actions and other strategic initiatives to enhance our operational performance and control costs, we generated $12.7 million of free cash flow, marking the fifth consecutive quarter of free cash flow. We used this free cash flow to help pay down $47 million on our revolving credit facility.

“Looking back at full year 2020, I am pleased with our overall results given the unprecedented challenges Ring and our industry faced due to the pandemic and its impact on the global oil demand and supply environment. I want to thank all our employees for their hard work and tireless efforts. Our focus and dedication to executing our updated strategic vision has developed renewed enthusiasm within the Company. We are building a culture focused on operational excellence, sustainability and profitability with a clear mandate that every employee has a responsibility to ensure we operate safely and with the highest regards toward the environment. We are excited about the progress we’ve made and believe Ring is well positioned for success in 2021 and beyond.”

2 Lifting cost equals lease operating expenses excluding severance and ad valorem tax divided by total barrels of oil equivalent sold during the same period.

3 Utilizing 2020 SEC prices of $36.04 per Bbl and $1.99 per MMBtu of gas.

“As I have said in the past, we remain committed to operational excellence to steady production levels and control costs while pursuing rigorous capital discipline by investing in our highest risk-adjusted return opportunities. A clear example is our recently initiated Northwest Shelf drilling program. The first well we drilled, the Badger 709 B 6XH, was brought online January 29th and has averaged so far this month 363 BOPD, continuing to increase and currently producing over 400 BOPD. The other three wells are in early stages of cleaning up as well and are coming in equal to or ahead of our expectations. When compared to unconventional shale producers, we benefit from long life, low-decline reserves, which further support our ability to generate free cash flow even during lower oil price environments. We will continue to leverage our unique position in the marketplace to further pay down debt and potentially capitalize on accretive acquisitions that add value for our shareholders.”

For the fourth quarter of 2020, the Company reported a net loss of $160.3 million, or $1.83 per diluted share, which included before tax adjustments of $129.6 million for a non-cash ceiling test impairment primarily due to lower oil pricing, a $15.2 million non-cash unrealized commodity derivative loss, and $2.8 million for share-based compensation. Excluding the estimated after-tax impact of these adjustments and adding back the full valuation against its deferred tax assets of $50.6 million, the Company’s Adjusted Net Income was $6.5 million, or $0.07 per diluted share. In the third quarter of 2020, the Company reported a net loss of $2.0 million, or $0.03 per diluted share, and Adjusted Net Income of $3.4 million, or $0.05 per diluted share. In the fourth quarter of 2019, Ring reported net income of $5.0 million, or $0.07 per diluted share, and Adjusted Net Income of $10.3 million, or $0.15 per diluted share.

Adjusted EBITDA totaled $24.5 million for the fourth quarter 2020 compared to $19.9 million in the third quarter of 2020 and $34.4 million in the fourth quarter of 2019. The year-over-year reduction was driven by lower realized pricing and sales volumes.

Free Cash Flow for the fourth quarter of 2020 totaled $12.7 million compared with $11.3 million in the third quarter of 2020 and $16.2 million for the fourth quarter of 2019.

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.”

Sales Volumes, Prices and Revenues: Sales volumes for the fourth quarter of 2020 were 9,307 Boe/d (86% oil), or 856,271 Boe, a slight decrease of 3% compared to 9,549 Boe/d (89% oil) in the third quarter of 2020 and 11,448 Boe/d (88% oil) in the fourth quarter of 2019. Sales volumes for the fourth quarter of 2020 were above the high end of the Company’s guidance primarily due to CTR conversions, reactivations and the results of workovers. Fourth quarter 2020 sales volumes were comprised of 734,548 barrels (“Bbls”) of oil and 730,337 thousand cubic feet (“Mcf”) of natural gas.

For the fourth quarter of 2020, the Company realized an average sales price of $40.48 per barrel for crude oil and $2.21 per Mcf for natural gas. The combined average realized sales price for the period was $36.61 per Boe versus $35.82 per Boe for the third quarter of 2020 and $49.59 per Boe in the fourth quarter of 2019. The average price differential the Company experienced from WTI posting4 price in the fourth quarter of 2020 was approximately ($2.00) per barrel of crude oil.

Revenues of $31.4 million for the fourth quarter of 2020 were essentially flat with the third quarter of 2020 and down 40% from the fourth quarter of 2019 due to lower sales volumes and realized pricing.

Oil and Natural Gas Production Costs: Lease Operating Expense (“LOE”), which includes base lease operating expenses, expense workovers, and facilities maintenance, was $9.1 million, or $10.65 per Boe, in the fourth quarter of 2020 versus $8.9 million, or $10.11 per Boe, for the third quarter of 2020, an increase of 5%, primarily due to lower sales volumes and higher workover costs. LOE for the fourth quarter of 2020 was 22% lower than $11.8 million for the fourth quarter of 2019, and 5% lower than the fourth quarter of 2019 per Boe of $11.16. Ad valorem taxes were $0.7 million for the fourth quarter of 2020, $0.8 million in the third quarter of 2020, and $0.3 million for the fourth quarter of 2019. Full year 2020 ad valorem taxes were $3.1 million compared to $3.4 million for full year 2019, with the decrease primarily associated with lower revenues and well counts year-over-year.

Production Taxes: Production taxes were $1.75 per Boe in the fourth quarter of 2020 compared to $1.62 per Boe in the third quarter of 2020 and $2.21 per Boe in fourth quarter of 2019.

Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $13.04 per Boe for the fourth quarter of 2020 compared to $12.32 per Boe for the third quarter of 2020 and $13.81 in the fourth quarter of 2019. Asset retirement obligation accretion was $0.25 per Boe for the fourth quarter of 2020 compared to $0.26 per Boe for the third quarter of 2020 and $0.25 in the fourth quarter of 2019.

4 WTI posting price per Bbl of oil is based on NYMEX.

General and Administrative Expenses (“G&A”): G&A, excluding share-based compensation, was $4.4 million, or $5.09 per Boe, for the fourth quarter of 2020 versus $1.9 million, or $2.20 per Boe, for the third quarter of 2020 and $3.9 million, or $3.73 per Boe, in the fourth quarter of 2019. The increase from the third quarter of 2020 was primarily associated with management and personnel changes, severance and non-recurring legal and asset divestiture fees.

Operating Lease Expense: Operating lease expense was $0.37 per Boe for the fourth quarter of 2020 compared to $0.34 per Boe for the third quarter of 2020 and $0.53 in the fourth quarter of 2019. These expenses are primarily associated with our office leases.

Derivative (Gain) Loss: In the fourth quarter of 2020, Ring recorded a net loss of $11.5 million on its commodity derivative contracts, including a realized $3.7 million cash commodity derivative gain and an unrealized $15.2 million non-cash commodity derivative loss, largely due to higher quarter-end oil and natural gas prices compared to third quarter of 2020. This compared to a net loss of $4.5 million in the third quarter of 2020, of which $6.2 million was unrealized, and $6.1 million in the fourth quarter of 2019, all of which was unrealized.

In the fourth quarter of 2020 and through March 16, 2021, Ring added the following derivative positions:

			Average	Weighted Avg.
Date Entered Into	Production Period	Instrument	Daily Volumes	Swap Price
Crude Oil - WTI			(Bbls)	(per Bbl)
11/25/2020	Calendar year 2021	Swaps	2,000	$45.37
12/02/2020	Calendar year 2021	Swaps	500	$45.38
12/03/2020	Calendar year 2021	Swaps	500	$45.00
12/04/2020	Calendar year 2021	Swaps	500	$45.40
12/04/2020	Calendar year 2021	Swaps	500	$45.60
12/07/2020	Calendar year 2021	Swaps	500	$45.96

12/04/2020	Calendar year 2022	Swaps	500	$44.22
12/07/2020	Calendar year 2022	Swaps	500	$44.75
12/10/2020	Calendar year 2022	Swaps	500	$44.97
12/17/2020	Calendar year 2022	Swaps	250	$45.98

			Average	Weighted Avg.
Date Entered Into	Production Period	Instrument	Daily Volumes	Swap Price
Natural Gas - Henry Hub			(MMBTU)	(per MMBTU)
11/04/2020	Calendar year 2021	Swaps	6,000	$2.991

11/04/2020	Calendar year 2022	Swaps	5,000	$2.7255

A full listing of the Company’s current outstanding derivative positions is included in the tables shown later in this release.

Interest Expense: Interest expense, as reported in the income statement, in the fourth quarter of 2020 was $4.7 million compared with $4.5 million in the third quarter of 2020 and $4.3 million for the fourth quarter of 2019. The fourth quarter 2020 included the amortization of additional deferred financing costs proportionate to the reduction in the Company’s borrowing base.

Income Tax: Ring recorded a non-cash income tax provision of $21.2 million in the fourth quarter of 2020 compared to a non-cash income tax benefit of $0.5 million in the third quarter of 2020 and a non-cash income tax provision of $2.6 million for the fourth quarter of 2019.

Balance Sheet and Liquidity: Total liquidity on December 31, 2020 was $40.6 million, consisting of cash and cash equivalents of $3.6 million and $37.0 million of availability under Ring’s revolving bank credit facility. At December 31, 2020, the Company had $313 million in borrowings on its revolving credit facility, which has a current borrowing base of $350 million. Ring paid down $75 million of debt from the maximum amount drawn during full year 2020, including $47 million in the fourth quarter. The Company is targeting further debt reduction in 2021 based on expected additional free cash flow generation as well as potential asset sales during 2021.

The next regularly scheduled bank redetermination is scheduled for May 1, 2021. Ring is currently in compliance with all applicable covenants of its revolving credit facility agreement.

Capital Expenditures: Ring’s original plan for 2020 included drilling 18 horizontal wells on the Northwest Shelf and performing workovers and extensive infrastructure projects on its Northwest Shelf, Central Basin Platform and Delaware Basin assets. Four of the 18 wells were drilled and completed in the first quarter. However, in early March, due to an uncertain commodity outlook primarily due to the COVID-19 pandemic, the Company suspended its drilling and completion activities. During full year 2020, Ring performed 29 CTR projects, including eight in the fourth quarter. Capital expenditures in the fourth quarter of 2020 were $7.8 million. Capital expenditures for full year 2020 totaled $30.0 million.

Equity Offerings

In October 2020, the Company closed on an underwritten public offering of (i) 9,575,800 Common Shares, (ii) 13,428,500 Pre-Funded Warrants and (iii) 23,004,300 Common Warrants at a combined purchase price of $0.70. This included a partial exercise of the over-allotment. The Common Warrants have a term of five years and an exercise price of $0.80 per share. Gross proceeds totaled approximately $16.1 million.

Concurrently with the underwritten public offering, the Company closed on a registered direct offering of (i) 3,500,000 Common Shares, (ii) 3,300,000 Pre-Funded Warrants and (iii) 6,800,000 Common Warrants at a combined purchase price of $0.70. The Common Warrants have a term of five years and an exercise price of $0.80 per share. Gross proceeds totaled approximately $4.8 million.

Total gross proceeds from the 2020 underwritten public offering and the registered direct offering aggregated $20.8 million, with net proceeds aggregating $19.4 million.

2021 Capital Investment Program & Sales Volumes Outlook

Leveraging the expertise of a reconstituted Board of Directors and executive management team, Ring has developed and is executing a strategic vision based on the following key principles:

•	Continuing to generate free cash flow to improve and build a sustainable financial foundation;

•	Maintaining operational excellence with a strong commitment to safety, the environment, Ring’s employees, and the communities in which we work and operate;

•	Pursuing rigorous capital discipline focused on Ring’s highest returning opportunities;

•	Improving margins and driving value by targeting additional operating cost reductions and capital efficiencies; and

•	Strengthening the balance sheet by steadily paying down debt, divesting non-core assets and becoming a peer leader in Debt/EBITDA metrics.

In alignment with the Company’s strategic efforts and supported by a rising oil price environment, Ring initiated a targeted Northwest Shelf drilling program in early December 2020 that focuses on the Company’s highest rate-of-return inventory in Yoakum County, Texas. Four Northwest Shelf San Andres wells were drilled in December and January, including three 1.5-mile horizontal wells and one 1.0-mile horizontal well, with all wells now completed and brought online. Early production results have been above expectations and Ring will provide additional details after results are available.

For full year 2021, the Company currently expects total capital spending of $44 million to $48 million, which includes the estimated cost to drill up to six to eight horizontal wells and complete eight to 10 horizontal wells primarily in its Northwest Shelf asset area. Its full year capital spending outlook includes targeted well reactivations, workovers, infrastructure upgrades, and continuing its successful CTR program in its Northwest Shelf and Central Basin Platform areas. Also included in the full year estimate is anticipated spending for leasing, contractual drilling obligations and non-operated drilling, completion and capital workovers. Ring expects to generate significant free cash flow after all expenses and costs, including capital expenditures. All 2021 planned capital expenditures will be fully funded by cash on hand and cash from operations, and excess free cash flow is currently targeted for debt reduction.

As previously announced on February 22, 2021, the Company is planning to launch a sales process during the second quarter of 2021 to divest all of Ring’s Delaware Basin assets, subject to market conditions. The Company anticipates using the net proceeds from the potential sale to further reduce its debt position.

Supported by its targeted development program and continued execution of its successful CTR initiatives, Ring currently forecasts full year 2021 sales volumes to be 3% to 8% higher than the full year 2020 average sales volumes of 8,790 Boe/d.

Full Year 2020 Financial Review

The Company reported a net loss for full year 2020 of $253.4 million, or $3.48 per share, and Adjusted Net Income of $20.7 million, or $0.28 per share. For the full year 2019, Ring reported net income of $29.5 million, or $0.44 per share, and Adjusted Net Income of $34.3 million, or $0.51 per share. The Company generated Adjusted EBITDA of $86.1 million, or $1.18 per diluted share, for the full year 2020 compared to $121.4 million, or $1.82 per diluted share, in 2019, with the decline driven primarily by lower realized pricing and sales volumes, partially offset by targeted cost reductions and increased operational efficiencies.

Revenues totaled $113.0 million for 2020 compared with $195.7 million in 2019, with the reduction due primarily to decreases in commodity prices and sales volumes. Net cash provided by operating activities for the twelve months ended December 31, 2020 was $72.2 million compared with $106.6 million in 2019. Free Cash Flow totaled $39.7 million in 2020 compared with $(28.8) million in 2019.

Net sales for full year 2020 were 8,790 Boe/d, or 3,217,278 Boe, comprised of 2,801,528 Bbls of oil and 2,494,502 Mcf of natural gas. Full year 2019 net sales averaged 10,819 Boe/d, or 3,948,871 Boe, which included 3,536,126 Bbls of oil and 2,476,472 Mcf of natural gas. The year-over-year decrease was driven by a substantial reduction in the Company’s development program activities due to the decline in crude oil prices in March 2020 primarily as a result of COVID-19 and natural decline. Partially offsetting the impact was Ring’s highly successful CTR program designed to mitigate production declines and well failure rates at a much lower cost than utilizing current electrical submersible pump technology for artificial production lift.

For the full year 2020, the Company’s realized crude oil sales price was $38.95 per barrel and natural gas sales price was $1.57 per Mcf. The combined average sales price was $35.13 per Boe compared to a realized sales price of $49.56 per Boe for full year 2019.

For the full year 2020, LOE decreased 25% to $33.8 million from $45.1 million for full year 2019, and 8% on a per BOE basis from $11.42 in 2019 to $10.52 for 2020. Driving the year-over-year decrease was the Company’s focus on cost reductions during the pandemic-induced downturn. This included reducing overhead, expensive repairs, and the conversion of 29 electrical submersible pumps to rod pumps, which have an overall lower operating cost. In addition, artificial lift optimization has continued to reduce overall well failure rates, resulting in lower well downtime and further reductions to operating costs. Production taxes totaled $5.2 million, or $1.63 per Boe, in 2020, compared to $9.1 million, or $2.31 per Boe, in 2019.

For the full year 2020, G&A, including share-based compensation, was $16.9 million, down 15% compared with full year 2019 G&A of $19.9 million. For the full year 2020, G&A, excluding share-based compensation, was $11.5 million, a 31% reduction from full year 2019 of $16.8 million. The decrease year-over-year was primarily due to right-sizing the organization to match operational activity in response to a reduced oil price environment. G&A, excluding share-based compensation, per Boe was $3.58 in 2020, down 16% from $4.25 in 2019.

For the full year 2020, the Company recorded a non-cash income tax benefit of $6.0 million compared to a non-cash income tax provision of $13.8 million in full year 2019. The change was primarily the result of losses due to the ceiling test write-down in 2020 offset by the Company’s full valuation allowance against its deferred tax assets of $50.6 million. The Company was in a deferred tax asset position as a result of the ceiling test write downs recorded during 2020. No valuation allowance was recorded for the year ended December 31, 2019.

Year-End 2020 Proved Reserves

The Company's year-end 2020 SEC proved reserves were 76.5 MMBoe, down modestly from 81.1 MMBoe at year-end 2019. Ring recorded net upward revisions of 1.3 MMBoe in 2020 primarily related to additions, improved well performance and technical revisions that were offset by reductions of 2.7 MMBoe due to lower commodity prices and 3.2 MMBoe of production.

The SEC twelve-month first day of the month average prices used for year-end 2020 were $36.04 per barrel of crude oil (WTI) and $1.99 per MMBtu of natural gas (Henry Hub), both before adjustment for quality, transportation, fees, energy content, and regional price differentials, while for year-end 2019 they were $52.19 per barrel of crude oil and $2.58 per MMBtu of natural gas.

Year-end 2020 SEC proved reserves were comprised of approximately 87% crude oil and 13% natural gas. At year end, approximately 57.5% of 2020 proved reserves were classified as proved developed and 42.5% as proved undeveloped.

Ring’s reserve life ratio at year-end 2020, based on year-end 2020 SEC proved reserves and 2020 production was 23.8 years.

The present value of the Company’s reported SEC proved reserves, discounted at 10% ("PV-10"), at year-end 2020 was $556 million, down about 40% from $923 million at the end of 2019.

Summary Reconciliation Ring Energy, Inc.

	Oil	Gas	Net
	(Bbl)	(Mcf)	(Boe)	PV-10(1)
Balance, December 31, 2019	71,359,014	58,271,882	81,070,994	$923,175,051

Improved recovery	3,495,210	1,824,310	3,799,262
Production	(2,801,528)	(2,494,501)	(3,217,278)
Upward revisions of estimates	2,591,965	6,158,076	3,618,311
Downward revisions of estimates due to well performance	(4,484,425)	44,370	(4,477,030)
Downward revisions of estimates due to commodity prices	(2,313,890)	(2,303,700)	(2,697,840)
Downward revisions of estimates due to removal of undeveloped locations	(1,582,060)	(195,410)	(1,614,628)

Balance, December 31, 2020	66,264,286	61,305,027	76,481,791	$556,871,253

(1) PV-10 for this presentation excludes any provision for asset retirement obligations or income taxes.

In accordance with guidelines established by the SEC, estimated proved reserves as of December 31, 2020 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average commodity price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the year end December 31, 2020. The SEC average prices used for year-end 2020 were $36.04 per barrel of crude oil (WTI) and $1.99 per MMBtu of natural gas (Henry Hub), both before adjustment for quality, transportation, fees, energy content, and regional price differentials. Such prices were held constant throughout the estimated lives of the reserves. Future production and development costs are based on year-end costs with no escalations.

Standardized Measure of Discounted Future Net Cash Flows

Ring’s standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and changes in the standardized measure as described below were prepared in accordance with generally accepted accounting principles.

December 31,	2020	2019
Future cash flows	$2,682,488,655	$3,825,773,515
Future production costs	(821,515,126)	(964,887,856)
Future development costs	(244,323,270)	(252,457,833)
Future income taxes	(208,645,934)	(424,715,966)
Future net cash flows	1,408,004,325	2,183,711,860
10% annual discount for estimated timing of cash flows	(852,133,072)	(1,260,536,809)

Standardized Measure of Discounted Future Net Cash Flows	$555,871,253	$923,175,051

2021 Sales Volumes, Operating Expense and Capital Spending Guidance

The guidance for the full year 2021 in the table below represents the Company's current best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Safe Harbor Statement".

Full Year
2021
Sales Volumes:
Total (Boe/d)	9,000 - 9,500

Operating Expenses:
Lifting cost(1) (per Boe)	$10.00 - $10.50

Capital Program:
Number of new wells drilled	6 - 8
Number of new wells completed	8 - 10

Capital spending(2) (millions)	$44 - $48

(1) Lifting cost equals lease operating expenses excluding severance and ad valorem tax divided by the total barrels of oil equivalent sold during the same period.

(2) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well reactivations, workovers, infrastructure upgrades, and continuing the Company's successful CTR program in its Northwest Shelf and Central Basin Platform areas. Also included is anticipated spending for leasing, contractural drilling obligations and non-operated drilling, completion and capital workovers.

Conference Call Information

Ring will hold a conference call on Wednesday, March 17, 2021 at 11:00 a.m. ET to discuss its fourth quarter and full year 2020 financial and operating results, and 2021 plans and guidance as it implements its new strategic vision. To participate, interested parties should dial 877-270-2148 at least five minutes before the call is to begin. Please reference the “Ring Energy Fourth Quarter 2020 Earnings Conference Call.” International callers may participate by dialing 412-902-6510. This call will also be webcast and available on Ring’s web site at www.ringenergy.com under “Investors” on the “Events” page. An audio replay will also be available on the Company’s web site following the call.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

Contact Information

David A. Fowler, Investor Relations

Ring Energy, Inc.

Office: 432-682-7464

dfowler@ringenergy.com

RING ENERGY, INC.

Statements of Operations

	(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Oil and Natural Gas Revenues	$31,351,673	$31,466,544	$52,231,186	$113,025,138	$195,702,831

Costs and Operating Expenses
Oil and natural gas production costs (including ad valorem taxes)	9,840,105	9,678,011	12,040,300	36,968,873	48,496,225
Oil and natural gas production taxes	1,497,044	1,427,041	2,327,383	5,228,090	9,130,379
Depreciation, depletion and amortization	11,162,567	10,826,989	14,544,775	43,010,660	56,204,269
Ceiling test impairment	129,564,000	-	-	277,501,943	-
Asset retirement obligation accretion	212,503	230,784	262,321	906,616	943,707
Operating lease expense	319,483	295,631	554,755	1,196,372	925,217
General and administrative expense (including share-based compensation)	7,164,619	2,496,927	4,579,634	16,874,050	19,866,706

Total Costs and Operating Expenses	159,760,321	24,955,383	34,309,168	381,686,604	135,566,503

(Loss) Income from Operations	(128,408,648)	6,511,161	17,922,018	(268,661,466)	60,136,328

Other Income (Expense)
Interest income	1	1	6	8	13,511
Interest expense	(4,658,826)	(4,457,250)	(4,276,122)	(17,617,614)	(13,865,556)
Realized gain on derivatives	3,708,523	1,726,373	-	22,522,591	-
Unrealized loss on change in fair value of derivatives	(15,243,222)	(6,228,453)	(6,066,991)	(1,156,523)	(3,000,078)
Deposit forfeiture income	5,500,000	-	-	5,500,000	-

Net Other Income (Expense)	(10,693,524)	(8,959,329)	(10,343,107)	9,248,462	(16,852,123)

(Loss) Income Before Tax Provision	(139,102,172)	(2,448,168)	7,578,911	(259,413,004)	43,284,205

Benefit From (Provision For) Income Taxes	(21,152,105)	486,565	(2,552,217)	6,001,176	(13,787,654)

Net (Loss) Income	$(160,254,277)	$(1,961,603)	$5,026,694	$(253,411,828)	$29,496,551

Basic (Loss) Earnings per Share	$(1.83)	$(0.03)	$0.07	$(3.48)	$0.44
Diluted (Loss) Earnings per Share	$(1.83)	$(0.03)	$0.07	$(3.48)	$0.44

Basic Weighted-Average Shares Outstanding	87,503,079	67,980,961	67,823,981	72,891,310	66,571,738
Diluted Weighted-Average Shares Outstanding	87,503,079	67,980,961	67,835,724	72,891,310	66,757,028

RING ENERGY, INC.

Condensed Operating Data

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net sales volumes:
Oil (Bbls)	734,548	781,626	923,384	2,801,528	3,536,126
Natural gas (Mcf)	730,337	581,123	779,099	2,494,502	2,476,472
Total oil and natural gas (Boe) (1)	856,271	878,480	1,053,234	3,217,278	3,948,871
% Oil	86%	89%	88%	87%	90%

Average daily equivalent sales (Boe/d)	9,307	9,549	11,448	8,790	10,819

Average realized sales prices:
Oil ($/Bbl)	$40.48	$38.80	$54.93	$38.95	$54.27
Natural gas ($/Mcf)	2.21	1.96	1.94	1.57	1.54
Barrel of oil equivalent ($/Boe)	$36.61	$35.82	$49.59	$35.13	$49.56

Average costs and expenses per Boe ($/Boe):
Oil and natural gas production costs (excluding ad valorem taxes)	$10.65	$10.11	$11.16	$10.52	$11.42
Ad valorem taxes (2)	0.84	0.91	0.27	0.97	0.86
Oil and natural gas production taxes	1.75	1.62	2.21	1.63	2.31
Depreciation, depletion and amortization	13.04	12.32	13.81	13.37	14.23
Asset retirement obligation accretion	0.25	0.26	0.25	0.28	0.24
Operating lease expense	0.37	0.34	0.53	0.37	0.23
General and administrative expense (including share-based compensation)	8.37	2.84	4.35	5.24	5.03
General and administrative expense (excluding share-based compensation)	5.09	2.20	3.73	3.58	4.25

(1) Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil and natural gas may differ significantly.

(2) Ad valorem taxes used for calculation of per Boe:	716,994	799,417	281,775	3,125,222	3,409,064

RING ENERGY, INC.

Balance Sheets

	December 31,	December 31,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$3,578,634	$10,004,622
Accounts receivable	14,997,979	22,909,195
Joint interest billing receivable	1,327,262	1,812,469
Derivative receivable	499,906	-
Prepaid expenses and other assets	396,109	3,982,255
Total Current Assets	20,799,890	38,708,541

Properties and Equipment
Oil and natural gas properties subject to amortization	836,514,815	1,083,966,135
Financing lease asset subject to depreciation	858,513	858,513
Fixed assets subject to depreciation	1,520,890	1,465,551
Total Properties and Equipment	838,894,218	1,086,290,199
Accumulated depreciation, depletion and amortization	(200,111,658)	(157,074,044)
Net Properties and Equipment	638,782,560	929,216,155

Operating Lease Asset	1,494,399	1,867,044
Properties and Equipment	2,379,348	3,214,408

TOTAL ASSETS	$663,456,197	$973,006,148

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$32,500,081	$54,635,602
Financing lease liability	295,311	280,970
Operating lease liability	859,017	1,175,904
Derivative liabilities	3,287,328	3,000,078
Total Current Liabilities	36,941,737	59,092,554

Deferred income taxes	-	6,001,176
Revolving line of credit	313,000,000	366,500,000
Financing lease liability, less current portion	126,857	424,126
Operating lease liability, less current portion	635,382	691,140
Derivative liabilities	869,273	-
Asset retirement obligations	17,117,135	16,787,219

Total Liabilities	368,690,384	449,496,215

Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - $0.001 par value; 150,000,000 shares authorized; 85,568,287 shares and 67,993,797 shares issued and outstanding, respectively	85,568	67,994
Additional paid-in capital	550,951,415	526,301,281
Accumulated deficit	(256,271,170)	(2,859,342)

Total Stockholders' Equity	294,765,813	523,509,933

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$663,456,197	$973,006,148

RING ENERGY, INC.

Statements of Cash Flows

	(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Cash Flows From Operating Activities
Net (loss) income	$(160,254,277)	$(1,961,603)	$5,026,694	$(253,411,828)	$29,496,551
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	11,162,567	10,826,989	14,544,775	43,010,660	56,204,269
Ceiling test impairment	129,564,000	-	-	277,501,943	-
Accretion expense	212,503	230,784	262,321	906,616	943,707
Amortization of deferred financing costs	622,861	189,083	991,310	1,190,109	991,310
Share-based compensation	2,807,006	565,819	646,590	5,364,162	3,082,625
Shares issued for services	23,800	-	-	23,800	-
Deferred income tax (benefit) expense	21,598,750	(525,218)	2,002,405	(3,975,170)	9,500,517
Excess tax (benefit) expense related to share-based compensation	(446,645)	38,653	118,064	(2,026,006)	3,855,389
Adjustment to deferred tax asset for change in effective tax rate	-	-	431,748	-	431,748
Change in fair value of derivative instruments	15,243,222	6,228,453	6,066,991	1,156,523	3,000,078
Changes in assets and liabilities:
Accounts receivable	(1,970,509)	(5,678,392)	(2,940,392)	7,896,517	(10,035,648)
Prepaid expenses and retainers	102,501	85,785	4,182,032	3,586,146	(1,878,667)
Accounts payable	8,845,188	4,824,895	13,375,705	(8,380,594)	12,320,308
Settlement of asset retirement obligation	(255,018)	(108,025)	(680,234)	(683,623)	(1,295,966)

Net Cash Provided by Operating Activities	27,255,949	14,717,223	44,028,009	72,159,255	106,616,221

Cash Flows From Investing Activities
Payments for the Wishbone Acquisition	-	-	(15,935,028)	-	(276,061,594)
Payments to purchase oil and natural gas properties	(127,880)	(171,999)	(264,931)	(1,317,313)	(3,400,411)
Proceeds from divestiture of oil and natural gas properties	(4,500,000)	4,500,000	8,547,074	-	8,547,074
Payments to develop oil and natural gas properties	(8,871,408)	(3,283,558)	(30,121,203)	(42,457,745)	(152,125,320)
Purchase of fixed assets subject to depreciation	(55,339)	-	-	(55,339)	-

Net Cash Used in Investing Activities	(13,554,627)	1,044,443	(37,774,088)	(43,830,397)	(423,040,251)

Cash Flows From Financing Activities
Proceeds from revolving line of credit	-	-	-	21,500,000	327,000,000
Payments on revolving line of credit	(47,000,000)	(15,000,000)	-	(75,000,000)	-
Proceeds form issuance of common stock and warrants	19,383,131	-	-	19,383,131	-
Payment of deferred financing costs	(355,049)	-	(3,781,657)	(355,049)	(3,781,657)
Reduction of financing lease liabilities	(71,587)	(70,629)	(66,731)	(282,928)	(153,417)

Net Cash Used in (Provided by) Investing Activities	(28,043,505)	(15,070,629)	(3,848,388)	(34,754,846)	323,064,926

Net (Decrease) Increase in Cash	(14,342,183)	691,037	2,405,533	(6,425,988)	6,640,896
Cash at Beginning of Period	17,920,817	17,229,780	7,599,089	10,004,622	3,363,726

Cash at End of Period	$3,578,634	$17,920,817	$10,004,622	$3,578,634	$10,004,622

RING ENERGY, INC.

Financial Commodity Derivative Positions

As of March 16, 2021

			Average	Weighted Avg.	Weighted Avg.	Weighted Avg.
Date Entered Into	Production Period	Instrument	Daily Volumes	Put Price	Call Price	Swap Price
Crude Oil - WTI			(Bbls)	(per Bbl)	(per Bbl)	(per Bbl)
02/25/2020	Calendar year 2021	Costless Collars	1,000	$45.00	$54.75
02/25/2020	Calendar year 2021	Costless Collars	1,000	$45.00	$52.71
02/27/2020	Calendar year 2021	Costless Collars	1,000	$40.00	$55.08
03/02/2020	Calendar year 2021	Costless Collars	1,500	$40.00	$55.35
11/25/2020	Calendar year 2021	Swaps	2,000			$45.37
12/02/2020	Calendar year 2021	Swaps	500			$45.38
12/03/2020	Calendar year 2021	Swaps	500			$45.00
12/04/2020	Calendar year 2021	Swaps	500			$45.40
12/04/2020	Calendar year 2021	Swaps	500			$45.60
12/07/2020	Calendar year 2021	Swaps	500			$45.96

12/04/2020	Calendar year 2022	Swaps	500			$44.22
12/07/2020	Calendar year 2022	Swaps	500			$44.75
12/10/2020	Calendar year 2022	Swaps	500			$44.97
12/17/2020	Calendar year 2022	Swaps	250			$45.98

			Average	Weighted Avg.	Weighted Avg.	Weighted Avg.
Date Entered Into	Production Period	Instrument	Daily Volumes	Put Price	Call Price	Swap Price
Natural Gas - Henry Hub			(MMBTU)	(per MMBTU)	(per MMBTU)	(per MMBTU)
11/04/2020	Calendar year 2021	Swaps	6,000			$2.991

11/04/2020	Calendar year 2022	Swaps	5,000			$2.7255

RING ENERGY, INC.

Non-GAAP Information

Certain financial information included in Ring’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Free Cash Flow” and “Cash Flow from Operations”. Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net (Loss) Income to Adjusted Net Income

Adjusted Net Income does not include the estimated after-tax impact of share-based compensation, ceiling test impairment, and unrealized loss on change in fair value of derivatives, as well an add back of the full valuation against the Company’s deferred tax assets during the fourth quarter of 2020. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019

	(Unaudited for All Periods)
Net (Loss) Income	$(160,254,277)	$(1,961,603)	$5,026,694	$(253,411,828)	$29,496,551

Share-based compensation	2,807,006	565,819	646,590	5,364,162	3,082,625
Ceiling test write impairment	129,564,000	-	-	277,501,943	-
Unrealized loss on change in fair value of derivatives	15,243,222	6,228,453	6,066,991	1,156,523	3,000,078
Tax impact of adjusted items(1)	19,126,056	(1,446,501)	(1,429,321)	(9,915,293)	(1,295,007)

Adjusted Net Income	$6,486,007	$3,386,168	$10,310,954	$20,695,507	$34,284,247

Diluted Weighted-Average Shares Outstanding	87,503,079	67,980,961	67,835,724	72,891,310	66,757,028

Adjusted Net Income per Diluted Share	$0.07	$0.05	$0.15	$0.28	$0.51

(1) For the three and twelve months ended December 31, 2020, includes adding back the full valuation against the Company's deferred tax assets of $50,553,125.

RING ENERGY, INC.

Non-GAAP Information

Reconciliations of Adjusted EBITDA, Free Cash Flow and Cash Flow from Operations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus net interest expense, unrealized loss on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization and accretion, asset retirement obligation accretion and share-based compensation. Company management believes this presentation is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above) less net interest expense (excluding amortization of deferred financing cost) and capital expenditures. For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Free Cash Flow, as both Adjusted EBITDA and Free Cash Flow are defined by the Company. In addition, a reconciliation of cash flow from operations is presented.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019

	(Unaudited for All Periods)
Net (Loss) Income	$(160,254,277)	$(1,961,603)	$5,026,694	$(253,411,828)	$29,496,551

Interest expense, net	4,658,825	4,457,249	5,267,426	17,617,606	14,843,355
Unrealized loss on change in fair value of derivatives	15,243,222	6,228,453	6,066,991	1,156,523	3,000,078
Ceiling test impairment	129,564,000	-	-	277,501,943	-
Income tax (benefit) expense	21,152,105	(486,565)	2,552,217	(6,001,176)	13,787,654
Depreciation, depletion and amortization	11,162,567	10,826,989	14,544,775	43,010,660	56,204,269
Asset retirement obligation accretion	212,503	230,784	262,321	906,616	943,707
Share-based compensation	2,807,006	565,819	646,590	5,364,162	3,082,625

Adjusted EBITDA	$24,545,951	$19,861,126	$34,367,014	$86,144,506	$121,358,239

Adjusted EBITDA Margin	78%	63%	66%	76%	62%

Diluted Weighted-Average Shares Outstanding	87,503,079	67,980,961	67,835,724	72,891,310	66,757,028

Adjusted EBITDA per Diluted Share	$0.28	$0.29	$0.51	$1.18	$1.82

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019

	(Unaudited for All Periods)
Adjusted EBITDA	$24,545,951	$19,861,126	$34,367,014	$86,144,506	$121,358,239

Net interest expense (excluding amortization of deferred financing costs)	(4,035,964)	(4,268,166)	(4,276,116)	(16,427,497)	(13,852,045)
Capital expenditures (excluding Northwest Shelf acquisition)	(7,814,361)	(4,305,557)	(13,936,132)	(30,020,131)	(136,333,135)

Free Cash Flow	$12,695,626	$11,287,403	$16,154,766	$39,696,878	$(28,826,941)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019

	(Unaudited for All Periods)
Net Cash Provided by Operating Activities	$27,255,949	$14,717,223	$44,028,009	$72,159,255	$106,616,221
Changes in operating assets and liabilities	(6,722,162)	875,737	(13,937,111)	(2,418,446)	889,973

Cash Flow from Operations	$20,533,787	$15,592,960	$30,090,898	$69,740,809	$107,506,194